Alaska Communications Systems 2010 Officer Severance Policy

This 2010 Officer Severance Policy (“Severance Policy” or “Policy”) is a legally binding policy of Alaska Communications Systems Holdings, Inc., a Delaware corporation, and its affiliates and successors, which are referred to herein as “we,” “us,” “our,” “ACS” or the “company”.

This Policy grants you severance and change of control benefits in certain circumstances but, in exchange, requires you to, among other things, agree not to compete with us or solicit employees from us following termination of your employment with ACS. Thus, you should read this Policy carefully. It will be strictly enforced.

Part 1: Availability of Severance Benefits

When do I become covered under this Policy?

You must be in the eligible ACS Officer (Vice President, Senior Vice President, Executive Vice President, President, Chief Operating Officer, or Chief Executive Officer) position for a minimum of six (6) continuous months before you become eligible to be covered under this Policy.

When do I receive severance benefits?

You may receive severance benefits if you are terminated “without cause” or resign for “good reason.”

What if I am terminated “for cause”?

If you are terminated for cause, you receive no severance benefits under this Policy. You may be entitled to any regular pay earned prior to termination, and we will include this amount in your final check, minus any applicable deductions, but you will not be entitled to any severance benefits under this Policy, nor will you be entitled to nor be deemed to have earned any cash or other bonus or incentive compensation payments for your final year or partial year of employment, nor to the vesting of any equity awards after you are terminated.

When can I be terminated “for cause”?

You can be terminated for cause if:

• You knowingly do something illegal, unethical or dishonest in your work, which includes impropriety arising out of omissions (for example, a failure to report material information);

• You are found guilty or plead guilty or “no-contest” to (i) any felony or (ii) any misdemeanor that damages or embarrasses ACS;

• You breach a fiduciary duty you owe to us, our board, or our stockholders (even if we are required to indemnify you for it);

• You breach an obligation or violate a provision applicable to you under our corporate compliance or ethics policies; or

• You (i) demonstrate ineffectual performance or fail to perform with minimal effectiveness in carrying out your assigned responsibilities, or you engage in conduct harmful to the Company or you are negligent in carrying out your duties as an Officer of the Company; (ii) you receive written warning (which can include a specific warning included in your written performance review), and (iii) do not correct your performance within the period set forth in the warning, which may be less than thirty (30) days. Where ACS has or may suffer immediate and grave harm from your continuation in your position, you may be removed from your position for cause without advance warning.

Below average performance in any of your critical responsibilities, or in all areas of your assigned responsibilities, may constitute ineffectual performance under this Policy.

What if I resign?

If you resign, you receive no severance benefits under this Policy, unless you resign for “good reason.” Specifically, you will not be entitled to any severance benefits under this Policy, nor will you be entitled to nor be deemed to have earned any cash or other bonus or incentive compensation payments for your final year or partial year of employment, nor to the vesting of any equity awards after your resignation.

What is a “good reason”?

You have a good reason to resign if we do any of the following:

• Significantly reduce your base salary or target annual cash incentive payment (unless we similarly reduce base salary or target annual cash incentive payment for substantially all other officers at your level of responsibility who are covered by this Policy);

• Significantly reduce your other benefits (unless the reduction applies to substantially all other officers at your level of responsibility who are covered by this Policy or substantially all full-time employees);

• Significantly reduce your title in the company, recognizing that ACS from time to time may have a business need to modify your assigned responsibilities or reassign employees reporting to you or to another Officer, which changes, in and of themselves, shall not constitute good reason;

• Relocate your primary location of work more than 60 miles; or

• Significantly breach an obligation we owe to you under this Policy or any other employment related agreement we enter into with you.

You must provide proper notice to receive severance benefits. The event that triggers your resignation with good reason (“Triggering Event”) must have occurred within the last sixty (60) days of when you provide notice of your intent to resign or it will no longer be considered good reason to resign. You must give us at least thirty (30) days written notice of your intent to resign for good reason. Your notice must specify your reason, and we may cure the matter during that time, in which case you will no longer have good reason to resign. Therefore, to be valid, your resignation for good reason must take effect no later than 90 days following a triggering event.

Note: If you cannot work because you have a physical or mental disability, that is not “good reason” to resign under this Policy. Please see below for more information.

Part 2: Standard Severance Benefits

Assuming I am entitled to them, what severance benefits do I receive?

If we terminate you without cause or you resign for good reason (and you sign a form of waiver attached as Exhibit A) you will receive the following benefits:

Executive Officers (all Vice Presidents and the Chief Operating Officer who report directly to the Chief Executive Officer (“CEO”) and/or President of the company, and/or the President and CEO):

• We will pay, within thirty (30) days following your date of termination, a lump sum payment equal to (2x) your annual base salary (unless you are resigning because of a significant reduction in your base salary, in which case we will pay you the amount or your annual base salary prior to its reduction); and

• For one (1) year after you leave the company, we will reimburse you for monthly federal medical COBRA premiums you pay for continuing medical insurance coverage for you and your family (less your standard employee contribution amount). We will reimburse you promptly, but in no event later than February 15 of the year after the year in which the expense was incurred. We will not reimburse you for any other insurance or benefits or for COBRA premiums if and when you obtain replacement health care insurance from another provider before one (1) year elapses.

o You must tell us if you receive replacement medical benefits. If you obtain other health care coverage, you must promptly notify us, but in no event later than 30 days following the date on which you become aware that you will be receiving or have received other health care benefits. You must return to us any payments for COBRA coverage or other benefits to which you were not entitled. You must provide adequate documentation of your payment of COBRA premiums in order to qualify for reimbursement.

• You will not be eligible for any unvested equity compensation you have, including, stock options, restricted stock, performance shares (or the like). .

• You will not be entitled to or deemed to have earned any cash or other bonus or incentive compensation payments for your final year or partial year of employment.

• The Board or any committee of the Board may require you to return to the company of any cash incentive or bonus payments, or any equity awards (or the value thereof), that were provided to you on the basis of company or individual performance which is later discovered to be based on intentional misconduct or unethical behavior that results in the company having to file a material restatement of company financial results.

Other Company Officers (Vice Presidents who are not Executive Officers and do not report directly to the CEO/President)

• We will pay, within thirty (30) days following your date of termination, a lump sum payment equal to (1x) your annual base salary (unless you are resigning because of a significant reduction in your base salary, in which case we will pay you the amount or your annual base salary prior to its reduction); and

• For six (6) months after you leave the company, we will reimburse you for monthly federal medical COBRA premiums you pay for continuing medical insurance coverage for you and your family (less your standard employee contribution amount). We will reimburse you promptly, but in no event later than February 15 of the year after the year in which the expense was incurred. We will not reimburse you for any other insurance or benefits or for COBRA insurance premiums if and when you obtain replacement health care insurance from another provider before one (1) year elapses.

o You must tell us if you receive replacement medical benefits. If you obtain other health care coverage, you must promptly notify us, but in no event later than 30 days following the date on which you become aware that you will be receiving or have received other health care benefits. You must return to us any payments for COBRA coverage or other benefits to which you were not entitled. You must provide adequate documentation of your payment of COBRA premiums in order to qualify for reimbursement.

• You will not be eligible for any unvested equity compensation you have, including, stock options, restricted stock, performance shares (or the like).

• You will not be entitled to or deemed to have earned any cash or other bonus or incentive compensation payments for your final year or partial year of employment.

• The Board or any committee of the Board may require you to return to the company of any cash incentive or bonus payments, or any equity awards (or the value thereof), that were provided to you on the basis of company or individual performance which is later discovered to be based on intentional misconduct or unethical behavior that results in the company having to file a material restatement of company financial results.

Part 3: Change of Control Severance Benefits

When do I become eligible for change of control severance benefits?

You are entitled to change of control severance benefits if you are terminated without cause or resign for good reason within one (1) year after a change of control.

Assuming I am entitled to them, what change of control severance benefits do I receive?

• We or our successor company will pay you the standard severance benefits described in Part 2 above. In addition, all of your equity compensation will vest immediately as of the date of your termination by the company without cause or you resign with good reason within one year after a change of control.

What is a change of control?

We will treat any of the following as a change of control under this Policy:

• Any corporate transaction we enter into that results in our voting stockholders owning less than fifty percent (50%) of the voting power of the new company;

• The election of an insurgent slate of directors comprising a new majority of our board of directors (an “insurgent slate” means director candidates not nominated by the incumbent board);

• Approval by our stockholders of a complete liquidation or dissolution of the Company; or

• The sale of all or substantially all of our assets (including those of our subsidiaries).

Change of control, in and of itself, shall not be deemed good reason for you to resign.

Part 4: Effect of Disability or Death on this Policy

When am I considered disabled or dead?

• You are considered “disabled” if you become physically or mentally incapacitated and unlikely to work for at least six (6) consecutive months during any one (1) year period, not limited to a calendar year. If we disagree about whether you are disabled, we will seek an independent physician’s opinion.

• You are considered “dead” if you are dead or declared dead and likely to remain dead for the next few days or so.

Am I entitled to severance benefits if I become disabled or die?

Your employment will be terminated without entitlement to severance benefits upon disability severe enough to meet the definition of disabled under this Policy, or upon your death. However, if you become disabled or die while our employee, we will pay you (or your estate) a partial annual cash incentive payment based on your time of active work in the last performance year in which you worked. You will not be entitled to or deemed to have earned any other cash incentive compensation or bonus for your final year or partial year of employment, and you will not be eligible for any unvested equity compensation you may have.

When would I receive this limited benefit?

You would receive your partial cash incentive award in accordance with the company’s normal incentive compensation policy, including adjustments for company and individual performance, giving you credit for the active work time you gave us in the last performance year in which you worked.

Part 5: Your Agreement Not to Compete with us or Solicit our Employees

When do I become obligated not to compete or solicit?

As you know, our business is highly competitive in nature. Thus, in order to receive any severance payments described above under this Policy, you must (sign the waiver attached as Exhibit A) which obligates you not to compete with us or solicit our employees for twelve (12) months after you leave ACS.

How do I avoid competing with you?

To comply with your agreement not to compete you must not:

• solicit the business of any customer or prospective customer of ACS that you had any contact with, even if brief, during the twelve (12) months before you leave ACS; or

• engage in, work for, or invest in any business that competes with ACS in any way.

How do I avoid soliciting from you?

To comply with your agreement not to solicit you must not:

• solicit or encourage any of our employees to resign from ACS; or

• hire anyone who was our employee at the time you left ACS or anyone else who left ACS less than one year before you did.

Part 6: Agreement Not to Disparage Each Other

When do I become obligated to and benefit from this protection?

You must sign the waiver, attached as Exhibit A to this Policy, when you leave ACS for any reason, whether you are eligible for severance benefits under this Agreement or not. Upon execution of the waiver we become obligated not to disparage each other.

What must I do to fulfill my obligation not to disparage ACS?

You may not make any oral or written statement about ACS regarding our financial status, business, compliance with laws, ethics, stockholders, partners, personnel, directors, officers, employees, consultants, agents, services, business methods or otherwise, which is intended or reasonably likely to disparage us or hurt our reputation.

What must ACS do to fulfill its obligation not to disparage me?

We may not issue any press release or make any disparaging public statement about you that is likely to hurt your reputation.

Are there exceptions?

Yes. Each of us may:

• make any statement required to be made by law (including applicable securities laws); in the event such a statement is legally required, each of us agrees to provide notice promptly to the other of any statement required by law and to cooperate with each other in order to enable the affected party to seek appropriate relief from the disclosure obligation if such relief is available;

• make a public statement stating the fact that your employment has ended; or

• provide truthful testimony in any legal proceeding.

Part 7: Taxes

Are there any tax consequences under this Policy I need to be aware of?

Yes. We have designed this Policy to minimize our tax liabilities while preserving your potential benefits to the extent practicable. You should, however, consult your tax advisor to review your individual situation. Nothing in this Policy is tax advice and tax related discussion is included only to show how we intend to handle possible tax liabilities.

Your tax liability is solely your responsibility. We will not reimburse you or make any “gross-up” payment to cover any of your personal tax liability.

Is any benefit under this Policy “deferred compensation” subject to excise tax under Section 409A of this internal revenue code?

• No; however, if you are a “specified employee” under Section 409A, then, we may be required to delay payments that would otherwise be payable during the six (6) month period immediately following your separation from service.

Is any benefit under this Policy a “golden parachute” that could be subject to excise tax?

Possibly. In the event that the severance and other benefits provided in this Policy are subject to an excise tax under Section 280G of the Internal Revenue Code, then your benefits under this Policy will be either (i) delivered in full or (ii) reduced so that so that any payment is limited to 2.99 times your “base amount,” within the meaning of Section 280G(b)(3) of the Internal Revenue Code, whichever of the foregoing amounts results in your receipt of the greatest amount of benefits after tax.

Tax Note: You agree to cooperate in good faith with us in any valuation of these benefits that we may need to make under Section 280G of the Internal Revenue Code.

You understand that determinations required to be made related to Section 280G will be made in writing by KPMG LLP, or our then independent public accounting firm, and will be conclusive and binding upon you and ACS. We will bear all costs reasonably incurred in connection with any such calculations.

Part 8: Dispute Resolution

What if you don’t do what you promised to do under this Policy or we disagree with what you have done?

We would ask disinterested members of our compensation and personnel committee to interpret, in good faith and in accordance with best industry practices, the rights and obligations under this Policy. This good faith interpretation of this Policy is binding on you and the company.

What if I disagree with the decision of the committee?

If you dispute a decision of the committee, you are entitled to seek relief in Alaska Superior Court in Anchorage, Alaska, applying Alaska law. Further, you understand and agree that if you breach certain of your obligations under this Policy; it would be difficult or impossible to measure our damages in dollars. Therefore, to enforce this Policy, you agree that we have the right to, without posting any bond, cease making any payments or providing any benefits required by this Policy and obtain equitable relief in court in the event you breach your obligations. That means we can ask the court to make you perform your obligations, obtain a temporary restraining order against you, or obtain temporary or permanent injunction, or any other equitable remedy that is available to us.

If it’s a genuine dispute, how will we handle attorneys’ fees?

Each party will be responsible for all of their own legal fees and costs.

Part 9: Miscellaneous

Anything else legal you want to tell me?

• You are and at all times remain an “at-will” employee with ACS. This Policy does not change that.

• You agree that the Company may modify this policy in the future, at its sole discretion, and thereby modify the terms and conditions of severance that apply to you in the future.

• You agree that we will use the Alaska law to interpret and resolve disputes under this Policy.

• This Policy contains our entire understanding of these matters. Neither of us may rely on any other policies, promises, warranties (oral or written) that cover severance benefits or policy.

• You will always retain your right to indemnification under this Policy under our certificate of incorporation, or otherwise provided at law or pursuant to our by-laws. You will continue to be covered by our insurance, including our directors’ and officers’ liability or employment practices insurance coverage for work you did at ACS.

• In this Policy you and ACS, from time to time, are required to notify each other of things. Notices must be in writing and notice requirements will be treated as fulfilled if delivered by hand or overnight courier service or three (3) days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to these respective addresses (or to such other address that we may notify each other of in the meantime using the same methods herein). Notice of change of address, however, is only effective only upon actual receipt.

To us:
Alaska Communications Systems Holdings, Inc.
600 Telephone Avenue MS65
Anchorage, Alaska 99503
Copy to: General Counsel
To you:
Your most recent address in our personnel records.

Finally, this Policy supersedes all prior understandings (including oral agreements) between you and ACS concerning severance matters. Nevertheless; this Policy may be amended, modified, changed, or terminated by us in the future without prior notification or negotiation, and any such future changes will be applicable to you.

EXHIBIT A
FORM OF OFFICER’S RELEASE
(Non-Compete, non-disparagement & non-solicitation)

In exchange for a portion of the benefits described in the attached Alaska Communications Systems 2010 Officer Severance Policy (the “Policy”), to which I agree I am not otherwise entitled, I hereby release Alaska Communications Systems Group, Inc. (the “Company”), its respective Affiliates, subsidiaries, predecessors, successors, assigns, officers, directors, employees, agents, stockholders, attorneys, and insurers, past, present and future (the “Released Parties”) from any and all claims of any kind which I may have had, now have or may have against the Released Parties, whether known or unknown to me, by reason of facts which have occurred on or prior to the date that I have signed this Release in connection with, or in any way related to or arising out of, my employment or termination of employment with the Company; provided that such released claims shall not include any claims to enforce my rights (i) under, or with respect to, the Policy, (ii) to indemnification provided at law or pursuant to the Company’s (or an affiliate’s) By-Laws or insurance or to directors’ and officers’ liability or employment practices insurance coverage, (iii) under COBRA or my vested rights under benefit or incentive plans; or (iv) as a stockholder. Notwithstanding the generality of the preceding sentence, such released claims include, without limitation, any and all claims under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et seq., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et seq., and any and all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including, but not limited to, any claims arising from or derivative of my employment with the Company, as well as any and all claims under contract or tort law or otherwise.

I hereby represent that I have not filed, nor will I in the future file, any action, complaint, charge, grievance or arbitration against the Company or the Released Parties arising out of or in any way related to or connected with my employment with the Company, except to the extent the law otherwise provides.

• I understand and agree that I must forever continue to keep confidential all proprietary or confidential information which I learned while employed by the Company, whether oral or written and as defined in the Corporate Compliance Program Manual (“Proprietary Information”) and shall not make use of any such Proprietary Information on my own behalf or on behalf of any other person or entity, except as specifically authorized by the Policy.

• I expressly understand and agree that the Company’s obligations under this Release and the Policy are in lieu of any and all other amounts to which I might be, am now or may become entitled to receive from any of the Released Parties upon any claim whatsoever.

• I understand that I must not disclose the terms of this Release and the Policy to anyone other than my immediate family, financial advisors (if any) and legal counsel and that I must immediately inform my immediate family, financial advisors (if any) and legal counsel that they are prohibited from disclosing the terms of this Release and the Policy.

• It is understood that I will not be in breach of the nondisclosure provisions of this Release if I am required to disclose information pursuant to a valid subpoena or court order, provided that I notify the Company (to the attention of the General Counsel of the Company) as soon as practicable, but prior to the time in which I am required to disclose information, that I have received the subpoena or court order which may require me to disclose information protected by this Release. Notwithstanding the foregoing, I also may disclose the terms of this Release to government taxing authorities and/or the SEC, if required to do so.

• I agree that any violation or breach by me of my nondisclosure obligations, without limiting the Company’s remedies, shall give rise on the part of the Company to a claim for relief to recover from me, before a court of competent jurisdiction, any and all amounts previously paid to or on behalf of me by the Company pursuant to this Policy, plus interest, but shall not release me from the performance of my obligations under this Release.

• I will not apply for or otherwise seek employment with the Released Parties without their written consent.

• I have read this Release carefully, acknowledge that I have been given at least twenty-one (21) days to consider all of its terms, and have been advised to consult with an attorney and any other advisors of my choice prior to executing this Release, and I have had the opportunity to do so. I fully understand that by signing below I am forever voluntarily giving up any right which I may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act and any other discrimination laws, whether federal or state. I also understand that I have a period of seven (7) days after signing this Release within which to revoke my Release, and that neither the Company nor any other person is obligated to provide any benefits to me pursuant to the Policy until eight (8) days have passed since my signing of this Release without my signature having been revoked. I understand that any revocation of this Release must actually be received by the General Counsel of the Company within the seven-day revocation period.

• Finally, I have not been forced or pressured in any manner whatsoever to sign this Release, and I agree to all of its terms voluntarily.

• I represent and acknowledge that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Released Parties or by any other individual to influence me to sign this Release, except such statements as are expressly set forth herein or in the Policy.

This Release is final and binding and may not be changed or modified except by a written agreement signed by an authorized Officer of the company.

By: [Executive Signature]

Date: